Exhibit (d)(9)

AMENDMENT No. 1

to

SUBADVISORY AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Subadvisory Agreement, dated as of August 16, 2023 (the “Agreement”), between Brown Brothers Harriman & Co. through its Separately Identifiable Department known as the “BBH Mutual Fund Advisory Department” (hereafter the “Adviser”) and Trinity Street Asset Management, LLP (the “Sub-Adviser”) with respect to the BBH Partner Fund - International Equity (the “Fund”), a series of the BBH Trust, is made and entered into between the Adviser and the Sub-Adviser as of December 10, 2025. Except as set forth in this Amendment, capitalized terms will have the definitions assigned to them in the Agreement.

WHEREAS, on January 1, 2026 (the “Effective Date”), the parties hereto wish to amend “Exhibit A” of the Agreement as follows:

“Exhibit A

to the

SUB-ADVISORY AGREEMENT dated as of August 16, 2023 between Brown Brothers

Harriman & Co. and Trinity Street Asset Management, LLP

As compensation for its services hereunder, the Sub-Adviser shall receive a fee determined on the dates and in the manner hereinafter set forth.

Fee. For so long as this Agreement remains in effect, the Sub-Adviser shall receive from the Adviser an annual sub-advisory fee for the portion of the Fund’s assets that are managed by the Sub-Adviser. The sub-advisory fee will be calculated by multiplying the Applicable Rate (as defined below) by the portion of the Fund’s assets that are managed by the Sub-Adviser. The Applicable Rate is (i) XXX% if average daily net assets of the Fund less than or equal to $X billion, or (ii) if the average daily net assets of the Fund are more than $X billion, then the weighted average rate implied by applying a XXX% fee to the first $X billion in daily assets, and a XXX% fee to the average daily net assets of the Fund greater than $X billion. The Sub Adviser shall calculate the Fee which shall be accrued daily and payable by the Adviser monthly within 10 business days following receipt of an invoice from Sub-Adviser.”

NOW, THEREFORE, in consideration of the premises contained herein and each party intending to be legally bound, in accordance with Section 14 of the Agreement, the Adviser and the Sub-Adviser hereto agree as follows:

1.    Except as set forth herein, the Agreement shall remain in full force and effect.

2.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

3.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers or Partners designated below on the day and year first above written.

Trinity Street Asset Management LLP		BROWN BROTHERS HARRIMAN & CO.
Through its Separately Identifiable Department

/s/ C.H. Edward Bell		/s/ Daniel Greifenkamp
Name:	C.H. Edward Bell	Name:	Daniel Greifenkamp
Title:	Partner	Title:	President